New York Mortgage Trust Reports First Quarter 2010 Results

First Quarter 2010 Net Income of $0.28 Per Common Share

NEW YORK, NY – May 4, 2010 – New York Mortgage Trust, Inc. (NASDAQ: NYMT) (“NYMT” or the “Company”) today reported results for the three months ended March 31, 2010.

Summary of First Quarter 2010:

•	First quarter 2010 earnings per common share of $0.28 as compared to $0.22 per common share for the first quarter of 2009.

•	First quarter 2010 net income of $2.7 million as compared to net income of $2.1 million for the first quarter 2009.

•	Declared first quarter dividend of $0.25 per common share that was paid on April 26, 2010.

•	Book value per common share increased to $6.89 as of March 31, 2010, as compared to $6.69 per common share as of December 31, 2009 and $4.45 per common share as of March 31, 2009.

•	First quarter 2010 portfolio margin was 425 basis points, a decrease of 8 basis points from the fourth quarter 2009 portfolio margin and an increase of 173 basis points from the first quarter of 2009.

Management Overview

Jim J. Fowler, Chairman, commented, “during the first quarter, NYMT management and its Board continued to review opportunities to invest capital in growth strategies as opposed to simply buying mortgage securities.  While these reviews take more time and their success cannot be certain, we believe that the type of growth oriented transactions that we are pursuing will provide attractive risk/reward characteristics, including one which may provide us with a franchise-enhancing proprietary flow of assets."

Steven R. Mumma, Chief Executive Officer, commented, “the portfolio restructuring that took place in 2009 continues to outperform management’s expectations, having contributed in a significant way to both the Company’s earnings and book value growth.   The Company’s on- balance sheet securitizations also contributed to the Company’s performance during the 2010 first quarter as net interest spread derived from the securitized loans remained wide with no significant increases in credit losses during the quarter.  Management continues to focus on acquiring assets that we believe will perform well over a wide range of economic conditions. At this time, the Company remains well positioned to make new investments due, in part, to its strong liquidity position and historically low leverage.”

Results from Operations

For the quarter ended March 31, 2010, the Company reported consolidated net income of $2.7 million, or $0.28 per common share, as compared to consolidated net income of $2.1 million, or $0.22 per common share, for the quarter ended March 31, 2009.  The $0.6 million increase in net income for the quarter ended March 31, 2010 as compared to the same period in 2009 was driven by a realized gain of $0.8 million from the sale of certain non-Agency RMBS during the 2010 first quarter and a $0.6 million reduction in provision for loan losses, partially offset by a $0.7 million decline in net interest margin.  The reduction in provision for loan losses was primarily a function of the improved performance of certain mortgage loans held in securitization trusts.  The decline in net interest margin in the quarter ended March 31, 2010 as compared to the same period in 2009 was primarily a result of a reduction in the Company’s average earning assets from $797.2 million for the quarter ended March 31, 2009 to $425.1 million for the quarter ended March 31, 2010, partially offset by a 173 basis point improvement in net interest spread. The decline in average earning assets during this time is a function of the Company’s previously disclosed portfolio repositioning, which began in the first quarter of 2009 and focused on transitioning from a portfolio almost exclusively centered on leveraged Agency RMBS and prime ARM loans held in securitization trusts to a more diversified portfolio that includes elements of credit risk with reduced leverage. The repositioning during 2009 involved a significant reduction in the Agency RMBS held in the Company’s portfolio, including the disposition of $193.8 million of Agency issued collateralized mortgage obligation floating rate securities (“Agency CMO floaters”), and the sale of approximately $98.1 million of Agency ARM RMBS.  Of the $193.8 million of Agency CMO floaters disposed in 2009, approximately $159.5 million was sold during the 2009 first quarter.  The Company introduced additional credit risk to the portfolio on a non-levered basis by opportunistically purchasing $46.0 million of discounted notes issued by a collateralized loan obligation (“CLO”) at the end of the first quarter of 2009.  In addition, the Company purchased approximately $45.0 million in non-Agency RMBS at an average cost of 60% of current par value during the second and third quarters of 2009.

Book value per common share as of March 31, 2010 was $6.89, which includes net unrealized gains of $1.43 per common share, including unrealized derivative losses related to cash flow hedges of $0.26 per common share and net unrealized gains related to available for sale securities presented as accumulated other comprehensive income of $1.69 per common share.  The Company’s investment in CLO notes and the 2009 purchased non-Agency RMBS has resulted in cumulative realized gains of $1.2 million and unrealized gains of $15.2 million.

Portfolio Results

The following table summarizes the Company’s investment securities portfolio and mortgage loans held in securitization trusts (net) at March 31, 2010, classified by relevant categories:

(dollar amounts in thousands)	Current Par Value	Carrying Value	Coupon *	Yield *
Agency RMBS	$104,657	$109,881	5.13%	4.60%
Non-Agency RMBS	49,722	35,933	3.97%	12.35%
Collateralized Loan Obligations	45,950	21,632	3.51%	36.32%
Loans Held in Securitization Trusts	259,594	259,073	4.54%	4.35%
Total/Weighted Average	$459,923	$426,519	4.50%	5.85%

* Coupons and yields based on first quarter 2010 average balances.

As of March 31, 2010, the Company had $167.4 million of investment securities held for sale, $109.9 million of which were Agency RMBS.  The Agency RMBS portfolio was financed with $75.8 million of repurchase agreement borrowings with an average interest rate of 0.28% and average haircut of 5.7% as of March 31, 2010.  In addition, the Company’s investment securities portfolio included $35.9 million of non-Agency RMBS and $21.6 million of CLOs.  At March 31, 2010, the Company had $22.8 million in cash and $87.1 million in unencumbered securities, including $29.5 million in Agency RMBS.

As of March 31, 2010, the Company had $259.1 million of loans held in securitization trusts (net) permanently financed with $249.8 million of collateralized debt obligations.  As of March 31, 2010, delinquencies greater than 60 days on loans held in securitization trusts represented 6.51% of the loan portfolio, as compared to 6.14% at December 31, 2009 and 1.77% at March 31, 2009.  The 37 basis points increase in delinquencies at March 31, 2010 as compared to December 31, 2009 was primarily due to the $17.4 million decline in outstanding loan balance for the mortgage loans held in securitization trusts during this period. As of March 31, 2010, the Company had reserves totaling $2.2 million for loan losses on these loans.  In addition, as of March 31, 2010, the Company’s balance sheet included three real estate owned properties totaling $0.8 million.

Conference Call
On Wednesday, May 5, 2010, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the quarter ended March 31, 2010. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, May 12, 2010 and can be accessed by dialing (800) 642-1687 and entering passcode 72515726.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

First quarter 2010 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or about May 7, 2010.  A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (REIT) that acquires and manages primarily real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency"), high credit quality residential adjustable rate mortgage ("ARM") loans, non-Agency RMBS, and to a lesser extent, other real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY
Steven R. Mumma,
Chief Executive Officer and Chief Financial Officer
Phone:  212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates, a change in the availability or terms of financing for our assets, the failure to identify and acquire suitable investment assets for the Company’s portfolio, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2010	2009

REVENUE:
Interest income-investment securities and loans held in securitization trusts	$6,221	$8,585
Interest expense-investment securities and loans held in securitization trusts	(1,392)	(3,130)
Net interest income from investment securities and
loans held in securitization trusts	4,829	5,455
Interest expense – subordinated debentures	(759)	(824)
Interest expense – convertible preferred debentures	(662)	(537)
Net interest income	3,408	4,094
OTHER INCOME (EXPENSE):
Provision for loan losses	(2)	(629)
Impairment loss on investment securities	—	(119)
Realized gain on investment securities	807	123
Total other income (expense)	805	(625)
EXPENSE:
Salaries and benefits	533	541
Professional fees	282	341
Management fees	464	182
General, administrative and other	577	506
Total expenses	1,856	1,570
INCOME FROM CONTINUING OPERATIONS	2,357	1,899
Income from discontinued operation - net of tax	311	155
NET INCOME	$2,668	$2,054
Basic income per common share	$0.28	$0.22
Diluted income per common share	$0.28	$0.22
Dividends declared per common share	$0.25	$0.18
Weighted average shares outstanding-basic	9,418	9,320
Weighted average shares outstanding-diluted	11,918	11,820

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)
(unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$22,753	$24,522
Restricted cash	3,049	3,049
Investment securities - available for sale, at fair value (including pledged securities of $80,358 and $91,071, respectively)	167,446	176,691
Accounts and accrued interest receivable	1,690	2,048
Mortgage loans held in securitization trusts (net)	259,073	276,176
Receivable for securities sold	2,936	—
Derivative assets	—	4
Prepaid and other assets	2,705	2,107
Assets related to discontinued operation	4,216	4,217
Total Assets	$463,868	$488,814
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$75,799	$85,106
Collateralized debt obligations	249,816	266,754
Derivative liabilities	2,317	2,511
Accounts payable and accrued expenses	4,789	4,935
Subordinated debentures (net)	44,953	44,892
Convertible preferred debentures (net)	19,888	19,851
Liabilities related to discontinued operation	1,440	1,778
Total liabilities	399,002	425,827
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 authorized, 9,419,094 and 9,415,094, shares issued and outstanding, respectively	94	94
Additional paid-in capital	140,116	142,519
Accumulated other comprehensive income/(loss)	13,432	11,818
Accumulated deficit	(88,776)	(91,444)
Total stockholders’ equity	64,866	62,987
Total Liabilities and Stockholders’ Equity	$463,868	$488,814